Exhibit B.38.2




                             CERTIFICATE OF MERGER

                                       OF

                            YANKEE ENERGY SYSTEM, INC.

                            (A Connecticut Corporation)

                                  WITH AND INTO

                               NU ACQUISITION CORP.

                            (A Connecticut Corporation)

To the Secretary of the State
State of Connecticut

Pursuant to the provisions of the Connecticut Business Corporation Act, the Connecticut business corporations named below do hereby adopt the following Certificate of Merger.

   1. The Agreement and Plan of Merger between Yankee Energy System, Inc. ("Yankee") and Northeast Utilities ("NU") dated as of June 14, 1999, a copy of which is attached as Appendix A hereto and made a part hereof, constitutes the Plan of Merger. The Plan of Merger provides for the merger (the "Merger") of Yankee with and into NU Acquisition Corp. ("NewCo"), with NewCo as the surviving corporation changing its name to Yankee Energy System, Inc. NewCo is sometimes referred to herein as the "Surviving Corporation." Each of Yankee and NewCo is referred to herein as a "Merging Corporation" and Yankee and NewCo are referred to herein, collectively, as the "Merging Corporations."

   2. The Plan of Merger was approved by vote of the respective Boards of Directors and recommended to the respective shareholders of:

(i) NewCo; and
(ii) Yankee.

3. The Plan of Merger requires the approval of the holders of not less than: (i) a majority of the outstanding common stock of NewCo; and (ii) two-thirds of the outstanding common stock of Yankee.

4. NewCo had 100 shares of common stock outstanding, each of which shares was entitled to one vote; and

As of August 6, 1999, the record date for determination of beneficial ownership of Yankee shares entitled to vote on the Plan of Merger, Yankee had 10,633,666 shares of common stock outstanding, each of which shares was entitled to one vote.

5. The Plan of Merger was approved by the following shareholder votes:

(i) By a vote of the holders of the common stock of NewCo of 100
FOR and 0 AGAINST; and

(ii) By a vote of the holders of the common stock of Yankee of 7,406,109 FOR and 2,469,871 AGAINST.

6. The merger herein provided for shall become effective at 5:00 p.m. Hartford, Connecticut time on March 1, 2000 (the "Effective Time").

   7. At the Effective Time, the Surviving Corporation shall continue in existence and, without other transfer, shall succeed to and possess all of the rights, privileges, immunities and franchises, both public and private in nature, of each Merging Corporation; and all property, real, personal and mixed, and all debt and liabilities due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each Merging Corporation shall be taken and transferred to, assumed by and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in any of the Merging Corporations shall not revert to any person or be in any way impaired by reason of the Merger. Any devise, bequest, gift or grant contained in any will or in any other instrument made before or after the Effective Time to or for the benefit of either Merging Corporation shall inure to the benefit of the Surviving Corporation. So far as is necessary for that purpose, the existence of each Merging Corporation shall be deemed to continue in and through the Surviving Corporation. The Surviving Corporation shall thenceforth be responsible and liable for all of the liabilities, obligations, and penalties of each Merging Corporation; and any claim existing or action or proceeding, civil or criminal, pending by or against any such Merging Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in the place of such Merging Corporation; and any judgment rendered against either Merging Corporation may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either Merging Corporation shall be impaired by the Merger.

   If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Merging Corporations, or otherwise to carry out the provisions hereof and of the Plan of Merger, the proper officers and directors of the Merging Corporations as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the provisions hereof.

   8. At the Effective Time, all of the cash and NU common shares into which shares of Yankee common stock shall have been converted pursuant to the Plan of Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

   9. At the Effective Time, the holders of Yankee common stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such stock (except such rights, if any, as they may have pursuant to Sections 33-855 to 33-872, inclusive, of the Connecticut Business Corporation Act) and (except as aforesaid) their sole rights shall be with respect to the cash and/or NU common shares into which their shares of Yankee common stock shall have been converted pursuant to the Plan of Merger.

   Dated as of March 1, 2000, at Meriden, Connecticut.

   We hereby declare, under the penalties of false statement, that the statements made herein, insofar as they pertain to NewCo, are true.

                                     NU Acquisition Corp.

                                     By:  /s/  Charles E. Gooley
                                     Name:  Charles E. Gooley
                                     Title:  President and Chief Executive
                                             Officer

   We hereby declare, under the penalties of false statement, that the statements made herein, insofar as they pertain to Yankee, are true.

                                     Yankee Energy System, Inc.

                                     By:  /s/  Charles E. Gooley
                                     Name: Charles E. Gooley
                                     Title:  President and Chief Executive
                                             Officer